UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-190728	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lise-Meitner-Strasse 30

85354 Freising-Weihenstephan, Germany

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +49 81 6114 11400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) Effective May 12, 2015, in conjunction with an increase in the size of the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”) from five to six directors, the Board appointed Jean-Pierre Bizzari, M.D., to serve as a Class I Director until the 2015 annual meeting of the Company’s stockholders. A press release reflecting Dr. Bizzari’s appointment, dated May 12, 2015, is attached hereto as Exhibit 99.1. Dr. Bizzari will also serve as a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board.

Dr. Bizzari previously served as Executive Vice-President, Group Head, Clinical Oncology Development at Celgene Corporation, a role he held since October 2008. In this position, Dr. Bizzari was responsible for Celgene’s clinical development and operations-statistics teams across the U.S., Europe and Asia/Japan, and has overseen the development and approval of a number of leading oncology products including REVLIMID® (lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). In addition, he is Chairman of Celgene’s hematology oncology development committee and a member of the company’s management committee. Prior to his role at Celgene and from 2004 to 2008, Dr. Bizzari was the Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek® (rasburicase). From 2002 to 2004, he was Vice President, Clinical Development Oncology for Sanofi-Synthelabo and from 1993 to 2002 served in the same role for Rhône-Poulenc Rorer (Aventis). Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute and Netrix Pharma, is currently a member of the board of directors of Halozyme Therapeutics, Inc., Celator Pharmaceuticals, Inc., and Transgene SA, and previously served as a board member of Synapse Technology and Oncalis AG. Dr. Bizzari received his medical degree from the University of Nice (France) and is an oncologist, having trained at La Pitié-Salpêtrière hospital in Paris, followed by training at the Ontario Cancer Institute and McGill Cancer Center. We believe that Dr. Bizzari adds value to our Board of Directors based on his considerable experience in the pharmaceutical industry and his insight on clinical, regulatory and commercial aspects of drug development, particularly in oncology and global drug approval strategy.

On May 12, 2015, the Board granted, under and pursuant to the terms of the 2014 Employee, Director and Consultant Equity Incentive Plan, as amended, to Dr. Bizzari an option to purchase up to 30,000 shares of the Company’s common stock, at an exercise price of $2.80 per share, for his services as a non-executive director of the Company, such options to vest in equal quarterly amounts over a one-year period beginning September 30, 2015, provided Dr. Bizzari is a director on the applicable vesting date. The option expires on May 12, 2025.

In addition, Dr. Bizzari is entitled to receive an annual cash retainer of $25,000 for his service as a non-executive director of the Company. For his service as a member of the Audit Committee and Nominating and Corporate Governance Committee, Dr. Bizzari will also be entitled to receive annual cash retainers of $7,500 and $3,750, respectively. Dr. Bizzari will also be reimbursed for certain customary business expenses in connection with attending the Board meetings.

There are no arrangements or understandings between Dr. Bizzari and any other person pursuant to which Dr. Bizzari was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Bizzari has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Bizzari has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release, dated May 12, 2015, issued by Pieris Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2015	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Stephen Yoder
	Name:	Stephen Yoder
	Title:	Chief Executive Officer and President